Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 12, 2008 (except Note 12, as to which the date is April 10, 2008) in the Registration Statement (Form S-4 No. 333-00000) and the related Prospectus of Goodman Global, Inc. for the registration of its Senior Subordinated Notes due 2016.

/s/ Ernst & Young LLP

Houston, Texas

April 14, 2008